Exhibit 4.2

VTV THERAPEUTICS INC.

2024 EQUITY INCENTIVE PLAN

([1-year vest][3-year monthly vest][4-year vest])

NONQUALIFIED OPTION AWARD AGREEMENT

THIS NONQUALIFIED OPTION AWARD AGREEMENT (the “Agreement”) is entered into as of ###GRANT_DATE### (the “Date of Grant”) by and between vTv Therapeutics Inc., a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME### (the “Participant”). Capitalized terms used but not otherwise defined herein will have the meaning assigned to such terms in the vTv Therapeutics Inc. 2024 Equity Incentive Plan (the “Plan”).

WHEREAS, the Plan, pursuant to which Options may be granted, was approved by the stockholders of the Company on June 11, 2024, during the Company’s annual meeting of the stockholders (“Stockholder Approval”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to the Participant an Option (the “Option”) to purchase ###TOTAL_AWARDS### shares of Common Stock (such shares, the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Options shall vest in accordance with Section 2 herein. The exercise price shall be $###GRANT_PRICE### per Option Share (the “Exercise Price”).

(b) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2. Forfeiture; Vesting. Except as may otherwise be provided herein or as otherwise provided in an employment agreement, consulting agreement or other written agreement between the Participant and the Company or any of its Affiliates, [the Options shall become vested and exercisable in full on the earlier of the 12-month anniversary of the Date of Grant and the first annual general meeting of the Company’s stockholders following the Date of Grant] [one-third (1/3) of the Options shall become vested and exercisable on the one (1) year anniversary of the Date of Grant with the remainder of the Options vesting monthly over the successive two-year period] [the Options shall become vested and exercisable as follows: 25% of the Options shall vest on the 12-month anniversary of the Date of Grant with the remaining Options vesting thereafter in twelve (12) equal installments on a quarterly basis over the following three years, with the final tranche vesting on the fourth (4th) anniversary of the Date of Grant], subject to the Participant’s continued employment or service with the Company or an Affiliate through each vesting date. For the avoidance of doubt, there will be no proportionate or partial vesting prior to any such vesting date and all vesting will occur only on such vesting date, subject to the Participant’s continued employment or service with the Company or an Affiliate through such vesting date.

3. Termination of Employment or Other Service. Except as otherwise provided herein or as otherwise provided in an employment agreement, consulting agreement or other written agreement between the Participant and the Company or any of its Affiliates, if the Participant’s employment or other service with the Company and its Affiliates terminates for any reason, the unvested portion of the Option shall be cancelled immediately, and the Participant shall immediately forfeit any rights to the Option Shares subject to such unvested portion of the Option.

4. Expiration.

(a) In no event shall all or any portion of the Option be exercisable after the tenth anniversary of the Date of Grant (such ten-year period, the “Option Period”).

(b) Except as otherwise provided in an employment agreement, consulting agreement or other written agreement between the Participant and the Company or any of its Affiliates, if, prior to the end of the Option Period, the Participant’s employment or other service with the Company and all Affiliates is terminated by the Company without Cause or by the Participant for any reason, the Option shall expire on the earlier of the last day of the Option Period or the date that is ninety (90) days after the date of such termination of employment or other service. In the event of a termination of employment or other service described in this subsection (b), the Option shall remain exercisable by the Participant as described above only to the extent the Option was vested and exercisable at the time of such termination.

(c) Except as otherwise provided in an employment agreement, consulting agreement or other written agreement between the Participant and the Company or any of its Affiliates, if (x) the Participant’s employment or other service is terminated prior to the end of the Option Period on account of the Participant’s Disability, (y) the Participant dies while still in the employ of, or while providing services to, the Company or an Affiliate or (z) the Participant dies following a termination described in subsection (b) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is eighteen (18) months after the date of death of the Participant or twelve (12) months after a termination of employment or other service on account of the Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or the Participant’s beneficiary, as applicable, as described above only to the extent the Option was vested and exercisable by the Participant at the time of such event.

(d) If the Participant ceases employment or other service with the Company or any Affiliates due to a termination for Cause or a termination for any reason at a time when grounds to terminate the Participant’s employment or other service for Cause exist, the Option (including any vested portion of the Option) shall expire immediately.

5. Method of Exercise and Form of Payment. No Option Share shall be delivered pursuant to any exercise of the Option until payment in full is made to the Company of the Exercise Price and an amount equal to any U.S. federal, state, local and, to the extent applicable, non-U.S. income and employment taxes required to be withheld is withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms hereof. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent (including bank or certified check or wire transfer) and/or in shares of Common Stock (or any combination of the foregoing) valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided that such shares of Common Stock are not subject to any pledge or other security interest; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate Exercise Price to the Company from the sales proceeds; or (iii) by such other method as the Committee may permit, including without limitation: (A) in other property having a fair market value equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Option Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes; or (C) if an Option is a Nonstatutory Stock Option, by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes.

6. Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

7. Compliance with Legal Requirements.

(a) Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and, to the extent applicable, non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b) Tax Withholding. Any exercise of the Option shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and, to the extent applicable, non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may in its sole discretion permit the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon exercise of the Option with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

8. Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates a noncompetition, nonsolicitation, nondisparagement or nondisclosure covenant or agreement with the Company or any Affiliate, as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Common Stock acquired in respect of the Option and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition to the foregoing, to the extent required by applicable law and/or the rules and regulations of Nasdaq or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement). The Participant acknowledges and agrees that no recovery of compensation under any such clawback policy will be an event giving rise to a right of the Participant to voluntarily terminate the Participant’s employment or other service upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company or any of its Affiliates.

9. Restrictive Covenants. In the event that the Participant violates any restrictive covenants applicable to the Participant, in addition to any other remedy which may be available at law or in equity, the Option shall be forfeited effective as of the date on which such violation first occurs, unless otherwise determined by the Committee. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

10. Miscellaneous.

(a) Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 5(e) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c) Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

(d) Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, PDF/email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three (3) business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Chief Financial Officer of the Company at the Company’s principal executive office.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f) No Rights to Employment or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any (or no) reason whatsoever.

(g) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(h) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(i) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Sections 9 or 10 of the Plan.

(j) Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States Federal and state courts sitting in Wilmington, Delaware as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(k) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(l) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(m) Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three (3) business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(n) Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Participant as of the day first written above.

VTV THERAPEUTICS INC.

By:
Name:
Title:

PARTICIPANT

###PARTICIPANT_NAME###